UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                        Washington, DC 20549


                           SCHEDULE 13G
                          (Rule 13d-102)


      IFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
      TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO
                FILED PURSUANT TO RULE TO RULE 13d-2
                     (Amendment No. 2)*


                    QUEST RESOURCE CORPORATION
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                          (Name of Issuer)

            COMMON STOCK, PAR VALUE $0.001 PER SHARE
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                    (Title of Class of Securities)

                             748349305
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                           (CUSIP Number)

                         December 31, 2009
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    (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]     Rule 13d-1 (b)
          [X]     Rule 13d-1 (c)
          [ ]     Rule 13d-1 (d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)


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CUSIP NO 748349305        SCHEDULE 13G           PAGE 2 OF 10 PAGES
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1     Name of Reporting Person / IRS Identification Number:
      Advisory Research, Inc.

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2     Check the Appropriate Box if a Member of a Group    (a)  [X]
      (See Instructions)                                  (b)  [ ]

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3     SEC Use Only

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4     Citizenship or Place of Organization
      Delaware

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   Number of
                   5     Sole Voting Power
    Shares               0 Shares
                   -----------------------------------------------
 Beneficially
                   6     Shared Voting Power
   Owned By              1,503,421 Shares
                   -----------------------------------------------
     Each
                   7     Dispositive Power
   Reporting             0 Shares
                   -----------------------------------------------
    Person
                   8     Shared Dispositive Power
     With                1,503,421 Shares
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9     Aggregate Amount Beneficially Owned by Each Reporting Person
      1,503,421 Shares

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10    Check if the Aggregate Amount in Row (9) Excludes Certain
      Shares  [ ]        (See Instructions)

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11    Percent of Class Represented by Amount in Row (9)
      4.7%

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12    Type of Reporting Person
      IA

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CUSIP NO 748349305        SCHEDULE 13G           PAGE 3 OF 10 PAGES
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1     Name of Reporting Person / IRS Identification Number:
      Advisory Research Energy Fund, L.P.

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2     Check the Appropriate Box if a Member of a Group    (a)  [X]
      (See Instructions)                                  (b)  [ ]

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3     SEC Use Only

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4     Citizenship or Place of Organization
      Illinois

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   Number of
                   5     Sole Voting Power
    Shares               0 Shares
                   -----------------------------------------------
 Beneficially
                   6     Shared Voting Power
   Owned By              0 Shares
                   -----------------------------------------------
     Each
                   7     Dispositive Power
   Reporting             0 Shares
                   -----------------------------------------------
    Person
                   8     Shared Dispositive Power
     With                0 Shares
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9     Aggregate Amount Beneficially Owned by Each Reporting Person
      0 Shares

------------------------------------------------------------------
10    Check if the Aggregate Amount in Row (9) Excludes Certain
      Shares  [ ]        (See Instructions)

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11    Percent of Class Represented by Amount in Row (9)
      0.0%

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12    Type of Reporting Person
      PN

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CUSIP NO 748349305        SCHEDULE 13G           PAGE 4 OF 10 PAGES
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1     Name of Reporting Person / IRS Identification Number:
      Advisory Research Micro Cap Value Fund, L.P.

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2     Check the Appropriate Box if a Member of a Group    (a)  [X]
      (See Instructions)                                  (b)  [ ]

------------------------------------------------------------------
3     SEC Use Only

------------------------------------------------------------------
4     Citizenship or Place of Organization
      Illinois

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   Number of
                   5     Sole Voting Power
    Shares               0 Shares
                   -----------------------------------------------
 Beneficially
                   6     Shared Voting Power
   Owned By              1,503,421 Shares
                   -----------------------------------------------
     Each
                   7     Dispositive Power
   Reporting             0 Shares
                   -----------------------------------------------
    Person
                   8     Shared Dispositive Power
     With                1,503,421 Shares
------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person
      1,503,421 Shares

------------------------------------------------------------------
10    Check if the Aggregate Amount in Row (9) Excludes Certain
      Shares  [ ]        (See Instructions)

------------------------------------------------------------------
11    Percent of Class Represented by Amount in Row (9)
      4.7%

------------------------------------------------------------------
12    Type of Reporting Person
      PN

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CUSIP NO 748349305        SCHEDULE 13G           PAGE 5 OF 10 PAGES
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Item 1     (a)  Name of Issuer: Quest Resource Corporation
Item 1     (b)  Name of Issuer's Principal Executive Offices:
                210 Park Avenue, Suite 2750
		Oklahoma City, Oklahoma 73102

Item 2     (a)  Person Filing: Advisory Research, Inc.,
                Advisory Research Energy Fund, L.P. and
                Advisory Research Micro Cap Value Fund, L.P.

Item 2     (b)  Address: 180 North Stetson St., Suite 5500
                         Chicago, IL  60601

Item 2     (c)  Citizenship: Advisory Research, Inc. - Delaware
                Advisory Research Energy Fund L.P. - Illinois
                Advisory Research Micro Cap Value Fund
                L.P.-Illinois


Item 2     (d)  Title of Class of Securities:
                Common Stock, par value $0.001 per share
Item 2     (e)  CUSIP Number: 748349305

Item 3     If this statement is filed pursuant to Rules
           13d-1(b) or 13d-2(b), check whether the person filing is a:

           (a) [ ]  Broker or Dealer registered under Section
                    15 of the Act

           (b) [ ]  Bank as defined in Section 3(a)(6) of the
                    Act

           (c) [ ]  Insurance Company as defined in Section
                    3(a)(19) of the Act

           (d) [ ]  Investment Company registered under
                    Section 8 of the Investment Company Act

           (e) [x]  Investment Advisor in accordance with
                    section 240.13d-1(b)(1)(ii)(E)

           (f) [ ]  Employee Benefit Plan or Endowment Fund
                    in accordance with section 240.13d-1(b)
                    (1)(ii)(F)

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CUSIP NO 748349305        SCHEDULE 13G           PAGE 6 OF 10 PAGES
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           (g) [ ]  Parent Holding Company or Control Person in
                    accordance with section 13d-1(b) (1)(ii)(G)

           (h) [ ]  A savings association as defined in section
		    3(b) of the Federal Deposit Insurance Act

           (i) [ ]  A church plan that is excluded from the
                    definition of an investment company under
                    section 3(c)(14) of the Investment
                    Company Act of 1940

           (j) [ ]  Group, in accordance with 240.3d-1(b)(1)
                    (ii)(J).

                    **Advisory Research, Inc. is the investment adviser of Advisory Research Energy Fund, L.P. and Advisory Research Micro Cap Value Fund, L.P.

Item 4     Ownership

           Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a)  Amount Beneficially Owned:

       Advisory Research, Inc. - 1,503,421 Shares
       Advisory Research Energy Fund, L.P. - 0
       Advisory Research Micro Cap Value Fund, L.P. - 1,503,421

           (b)  Percent of Class

       Advisory Research, Inc. - 4.7%
       Advisory Research Energy Fund, L.P. - 0.0%
       Advisory Research Micro Cap Value Fund, L.P. - 4.7%

           (c)  Number of shares as to which reporting person has:

                (i)    Sole power to vote or to direct the vote:

       Advisory Research, InC. - 0
       Advisory Research Energy Fund, L.P. - 0
       Advisory Research Micro Cap Value Fund, L.P. - 0

                (ii)   Shared power to vote or to direct the vote:

       Advisory Research, Inc. - 1,503,421 Shares
       Advisory Research Energy Fund, L.P. - 0
       Advisory Research Micro Cap Value Fund, L.P. - 1,503,421

                (iii)  Sole power to dispose or to direct the
                disposition of:

       Advisory Research, Inc. - 0
       Advisory Research Energy Fund, L.P. - 0
       Advisory Research Micro Cap Value Fund, L.P. - 0

                (iv) Shared power to dispose or to direct the disposition of:

       Advisory Research, Inc. - 1,503,421 Shares
       Advisory Research Energy Fund, L.P. - 0
       Advisory Research Micro Cap Value Fund, L.P. - 1,503,421

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CUSIP NO 748349305        SCHEDULE 13G           PAGE 7 OF 10 PAGES
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Item 5     Ownership of Five Percent or Less of a Class:
           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

Item 6     Ownership of More than Five Percent on Behalf of Another
           Person: If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

           Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: If a parent holding company or control person has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item
           3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identifi-cation of the relevant subsidiary.

           Not Applicable

Item 8     Identification and Classification if Members of the
           Group: If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under
           Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identity of each member of the group.

           See Exhibit B

Item 9 Notice of Dissolution of Group: Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

           Not Applicable

Item 10    Certification

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purposes or effect.

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CUSIP NO 748349305        SCHEDULE 13G           PAGE 8 OF 10 PAGES
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                            SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  January 8, 2010

                   Advisory Research, Inc.

                   /s/ Brien M. O'Brien
                   ----------------------------------
                   Name:  Brien M. O'Brien
		   Title: Chairman & CEO


	           Advisory Research Energy Fund, L.P.

		   By:  Advisory Research, Inc., General Partner

           	    /s/ Brien M. O'Brien
                   ----------------------------------
                   Name:  Brien M. O'Brien
                   Title: Chairman & CEO


                   Advisory Research Micro Cap Value Fund, L.P.

		   By:  Advisory Research, Inc., General Partner

           	    /s/ Brien M. O'Brien
                   ----------------------------------
                   Name:  Brien M. O'Brien
                   Title: Chairman & CEO

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CUSIP NO 748349305        SCHEDULE 13G           PAGE 9 OF 10 PAGES
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                           EXHIBIT A

                    JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Quest Resource Corporation and that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 8th day of January 2010.

                   Advisory Research, Inc.

                   /s/ Brien M. O'Brien
                   ----------------------------------
                   Name:  Brien M. O'Brien
		   Title: Chairman & CEO


	           Advisory Research Energy Fund, L.P.

		   By:  Advisory Research, Inc., General Partner

           	    /s/ Brien M. O'Brien
                   ----------------------------------
                   Name:  Brien M. O'Brien
                   Title: Chairman & CEO


                   Advisory Research Micro Cap Value Fund, L.P.

		   By:  Advisory Research, Inc., General Partner

           	    /s/ Brien M. O'Brien
                   ----------------------------------
                   Name:  Brien M. O'Brien
                   Title: Chairman & CEO


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CUSIP NO 748349305        SCHEDULE 13G           PAGE 10 OF 10 PAGES
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                           EXHIBIT B


Advisory Research, Inc.
Advisory Research Energy Fund, L.P.
Advisory Research Micro Cap Value Fund, L.P.